Filed pursuant to Rule 424(b)(3)
Registration No. 333-139464
PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated January 11, 2007)
DATED MARCH 12, 2007
OILSANDS QUEST INC.
76,504,304 SHARES OF COMMON STOCK
This Prospectus Supplement No. 1 supplements and amends the prospectus dated January 11, 2007 (the “Original Prospectus”). This Prospectus relates to the resale by the selling stockholders of up to 76,504,304 shares of our Common Stock, including up to 66,673,495 shares issued or issuable upon the exchange of Exchangeable Shares in Oilsands Quest Sask Inc., the Company’s subsidiary, for Common Stock, and 9,830,809 shares of Common Stock currently outstanding. We will not receive any of the proceeds from the sale of shares by the selling stockholders.
The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, supplements and amends the selling stockholders table in the Original Prospectus. The shares registered for Christopher H. Hopkins have been reduced and the shares registered for Errin Kimball and Simon Raven have been increased. The entry for Charles and Marjorie Wallace is new. All other entries in the selling stockholders table, including the totals, remain the same.

	A	B	C	D	E	F
				Total Shares
			Shares	(Based on
			Underlying	Columns A,
			Options and	B and C)
		Shares	Warrants to	Beneficially
		Underlying	Acquire	Owned Prior		Shares Owned
	Outstanding Shares	Exchangeable	Exchangeable	to Offering	Shares Offered	After Offering
Name	Owned (1), (4)	Shares (4)	Shares	(1), (4)	Hereby (1)	(1) (2)
Christopher H. Hopkins (3)	354,766	17,241,850	4,115,000	21,711,616	21,356,850	354,766
Errin Kimball (3)	2,651,400	0	1,646,000	4,297,400	4,115,000	182,400
Simon Raven	52,000	20,575	411,500	484,075	432,075	52,000
Charles Wallace and Marjorie Wallace	0	20,575	0	20,575	20,575	0

(1) The actual number of shares of Common Stock offered in this Prospectus, and included in the registration statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in accordance with Rule 416 under the Securities Act of 1933. The beneficial ownership of the Common Stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.
(2) Assumes that all securities registered will be sold.
(3) Relationships between selling securityholders and the Company are as follows: Christopher H. Hopkins is President and Chief Executive Officer of the Company and Errin Kimball is Vice President, Exploration of the Company.
(4) The Exchangeable Shares, or some of the Exchangeable Shares, have been exchanged for shares of Common Stock, which are included in Column A, Outstanding Shares Owned, and not in Column B, Shares Underlying Exchangeable Shares.
This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.
Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol “BQI”. On January 14, 2008, the closing price of our common stock was $4.54.
INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE ORIGINAL PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 1 is January 15, 2008.